Exhibit 4.50

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on October 17, 2018 in Guangzhou, the People’s Republic of China (“China” or the “PRC”).

Party A:   Guangzhou 100-Education Technology Co., Ltd.

Address: Room 2910, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B:   Guangzhou Sanrenxing 100-Education Technology Co., Ltd.

Address: Room 2803, 28/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

(1)	Party A is a wholly-foreign-owned enterprise established in China, and has the ability, experience, and resources to provide technology and consulting services, of which business scope includes: information electronic technology services; intelligent machine system technology services; scientific and technological information consulting services; research and development of teaching equipment; educational consulting services; natural science research and experimental development; electronic, communication and automatic control technology research, development; robot technology research, technology development; research and development of network technology; computer technology development and technical services; anti-counterfeiting label technology development, technical services; electronic anti-counterfeiting system technology development, technical services; Internet of Things technology research and development; fire detection technology research, development; satellite communication technology research, development; research and development of spectrum monitoring technology; social humanities research (The above projects do not involve special management measures for foreign investment access).

(2)	Party B is a company with exclusively domestic capital registered in China. Party B (and its subsidiaries (if any)) may engage in research and development of teaching equipment; educational consulting services; vocational skills training (excluding vocational skills training programs that require approval); language training; national education consulting services; natural science research and experimental development; electronics, communication and automation control technology research and development; robot technology research, technology development; network technology research and development; computer technology development and technical services; anti-counterfeiting label technology development, technical services; electronic anti-counterfeiting system technology development, technical services; Internet of Things technology research and development ; research and development of fire detection technology; research and development of satellite communication technology; research and development of spectrum monitoring technology; social humanities research and related business as registered by the applicable government authorities in China. All business activities that Party B currently operates and operates at any time during the term of this Agreement are collectively referred to as “Main Business”.

(3)	Party A is willing to provide Party B with technology development, support, consulting and other related services with respect to Main Business on exclusive basis during the term of this Agreement, utilizing its advantages in technology, human resources, and resources, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	SERVICES PROVIDED BY PARTY A

1.1	Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete technology support, consulting and other related services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include but without limitation:

(a)	Approval of Party B to use the technology and software related to the Main Business that Party A has legal rights;

(b)	Technology Design, development, maintenance, and update which Main Business requires, and provides related technology services and consultations;

(c)	Design, installation and daily management, maintenance and update of computer network systems and related databases;

(d)	Technical support and professional training of relevant personnel of Party B;

(e)	Assist Party B in the collection and research of relevant technical and market information (except for market investigations in which foreign-owned enterprises are restricted by laws of China);

(f)	Providing enterprise management consulting for Party B;

(g)	Provide marketing and promotion services to Party B;

(h)	Lease of equipment and assets; and

(i)	Other relevant services that are required to be provided by Party B from time to time, as permitted by the laws of China.

1.2	Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not accept the same or any similar consultations and/or services provided by any third party and shall not establish similar cooperation relationships with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3	Service Providing Methodology

1.3.1	Party A and Party B agree that during the term of this Agreement Party B may enter into further service agreements with Party A or any other party designated by Party A, which agreement shall provide the specific contents, manner, personnel, and fees for the specific services.

1.3.2	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property leases with Party A or any other party designated by Party A, which lease shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

2.	THE CALCULATION AND PAYMENT OF THE SERVICE FEES

2.1	During the term of this agreement, the fees payable by Party B to Party A shall be calculated as follows:

2.1.1 For the services provided by Party A under this Agreement, Party B shall pay Party A the service fee annually (or at other times as otherwise agreed by the parties). The service fee paid annually (or within other periods as agreed by the parties) shall consist of management fees and service fees, and the specific amount shall be reasonably determined by Party A based on the following factors. Party A may separately issue a confirmation letter and/or bill to Party B indicating the amount of service fee payable during each service period; the specific service fee may also be stipulated in the relevant contract signed by the parties.

(a)	The complexity and difficulty of the service;

(b)	The level of Party A's employees and the time required to provide such services;

(c)	The specific content, scope and commercial value of the service;

(d)	Market reference prices for the same type of service;

(e)	The operation situation of Party B.

 2.1.2 If Party A transfers, licenses technology or is entrusted by Party B to develop software or other technologies or lease equipment or assets to Party B, the technology transfer fee, license fee, development fee or rent shall be determined by the parties according to the actual situation and/or provided in the relevant contract signed by the two parties.

3.	INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY CLAUSES

3.1	Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technology secrets, trade secrets and others. Unless expressly authorized by Party A, Party B does not have any right or interest in Party A's intellectual property rights that are used by Party A to provide services under this Agreement. In order to ensure Party A's rights under this Article, Party B shall sign all appropriate documents, take all appropriate actions, submit all applications and filings, provide all appropriate assistance, and make all other decisions based on Party A's discretion, if necessary, to assign the ownership, rights and interests of any such intellectual property and intangible assets to Party A, and/or to improve the protection of such intellectual property rights and intangible assets of Party A (including registration of the intellectual property rights and intangible assets under the name of Party A).

3.2	The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchanges or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a wholly owned foreign enterprise legally registered and validly existing in accordance with the laws of China. Party A or its designated service provider will obtain all government licenses and approvals required to provide such services prior to providing any services under this Agreement (if required).

4.1.2	Party A has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a company legally registered and validly existing in accordance with the laws of China and has obtained and will maintain the relevant permit and license for engaging in the Main Business from the government;

4.2.2	Party B has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party B.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5.	TERM

5.1	This Agreement shall take effect upon the date of execution of this Agreement. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 30 years. Unless Party A agrees in writing to terminate this Agreement before the expiration, the term of this Agreement shall be automatically renewed for an additional thirty (30) years upon expiration.

5.2	Within the validity period of this agreement and before any party's operating period expires, the party shall renew its operating period in a timely manner, and make every effort to obtain the approval of the competent authority for the renewal and complete the registration, so that this agreement could continue to be effective and enforced. If an application for renewal of a operating period has not been approved by any competent authority, this agreement shall terminate at the expiration of the party's operating period.

5.3	The rights and obligations of the Parties under Articles 3, 6, 7 and the Section 5.3 shall survive the termination of this Agreement.

6.	GOVERNING LAW AND RESOLUTION OF DISPUTES

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute through negotiations, either Party may submit the relevant dispute to the China Guangzhou Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Guangzhou. The arbitration award shall be final and binding on both Parties.

6.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.	INDEMNIFICATION

7.1	If Party B materially violates any of the terms under this Agreement, or fails to perform, incompletely perform or delays the performance of any of the obligations under this Agreement, it shall constitute Party B's breach of contract under this Agreement. Party A has the right to request Party B to make amendments or remedies. If Party A fails to make amendments or remedies within ten (10) days after Party B sends a written notice to Party B and requests for amendments, Party A has the right: (1) to terminate This agreement, and requires Party B to compensate full damages; or (2) requires the mandatory performance of Party B's obligations under this agreement, and requires Party B to compensate all damages. This Article does not prejudice Party A's other rights under this Agreement.

7.2	Except as otherwise provided by law, Party B shall not unilaterally terminate or terminate this Agreement in any circumstances.

7.3	Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant to this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.	TAXES AND EXPENSES

Each party shall be responsible for any and all taxes, expenses and fees incurred or imposed by the party in accordance with the laws of the PRC in connection with the preparation and execution of this Agreement, and the completion of this Agreement and the proposed transaction.

9.	Force Majeure

9.1	If due to earthquakes, typhoons, floods, fires, epidemics, wars, riots, strikes, and any other force majeure event (the "Force Majeure") that cannot be predicted, prevented and avoided, any party of this Agreement will be unable to perform, cannot fully perform or delay the performance of this Agreement, the party affected by the above Force Majeure shall not be liable for this. However, the affected party shall immediately send a written notice to the other party without delay and shall provide the other party with details of the event of Force Majeure and relevant supporting documents within fifteen (15) days after the written notice is given, explaining reasons that this Agreement cannot be performed, fully performed, or need to be delayed.

9.2	If a party claiming Force Majeure fails to notify the other party and provide appropriate evidence in accordance with the above provisions, it shall not be excused from its liability for failure to perform, completely perform or delay performing its obligations under this Agreement. The party affected by Force Majeure shall make reasonable efforts to reduce the consequences of the Force Majeure and resume the performance of all relevant obligations as soon as possible after the termination of Force Majeure. If the party affected by Force Majeure fails to resume performance of the relevant obligations after the reasons for the temporary exemption from performance of the obligations due to Force Majeure, the party shall be liable to the other party in this regard.

9.3	When Force Majeure occurs, both parties should immediately negotiate with each other in order to achieve a fair solution and all reasonable efforts must be made to minimize the consequences of the Force Majeure.

10.	NOTICES

10.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service, by facsimile transmission or e-mail to the address of such Party set forth below. The date on which notices shall be deemed to have been effectively given shall be determined as follows:

10.1.1	Notices given in person, shall be deemed effectively given on the date of receipt or lien at the address specified for notices.

10.1.2	Notices given by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt, refusal or returned for any reason at the address specified for notices.

10.1.4	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission). Notices given by e-mail shall be deemed effectively given on the date of successful transmission, in the circumstance that the sending party receives the system information indicating that the e-mail is successful delivered or does not receive the system information indicating that the e-mail has not been delivered or returned within 24 hours.

10.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Guangzhou 100-Education technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Yujun Liu
E-mail:

Party B:	Guangzhou Sanrenxing 100-Education Technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Yujun Liu
E-mail:

10.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

11.	ASSIGNMENT

11.1	Without Party A’s prior written consent, Party B shall not assign its rights or obligations under this Agreement to any third party.

11.2	Except otherwise provided by the law, Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

12.	SEVERABILITY

In the event that one or several of the provisions of this Agreement are held invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall seek in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

13.	AMENDMENTS AND SUPPLEMENTS

Any amendment and supplement to this Agreement shall be in writing. Any amendment and supplement to this Agreement that have been signed by both Parties shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

14.	SUCCESSORS

This Agreement shall be binding and valid upon both parties and their successors and assigns permitted.

15.	LANGUAGE AND COUNTERPARTS

This Agreement is executed in the Chinese language. This Agreement is in two counterparts with each Party having one copy. Both copies have the same legal effect.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Guangzhou 100-Education technology Co., Ltd. (Seal)

By:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

Party B: Guangzhou Sanrenxing 100-Education Technology Co., Ltd. (Seal)

By:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative